UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2014

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cobalt Center 920 Memorial City Way, Suite 100 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2014, Peter R. Coneway and Kenneth A. Pontarelli each submitted a letter of resignation to the Board of Directors (the “Board”) of Cobalt International Energy, Inc. (the “Company”). Mr. Coneway resigned as a Class III Director of the Company and as a member of the Nominating and Corporate Governance Committee of the Board effective immediately. Mr. Coneway is a Managing Director of Riverstone LLC and has been a director of the Company since October 2009. Mr. Kenneth A. Pontarelli resigned as a Class I Director of the Company and as a member of the Nominating and Corporate Governance Committee effective immediately. Mr. Pontarelli is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. and has been a director of the Company since the Company’s inception in November 2005.

In their respective letters of resignation, Messrs. Coneway and Pontarelli confirmed their support for the Board and the Company’s management team, and confirmed that their respective resignations as directors are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a result of these resignations, the size of the Board has been reduced from eleven to nine directors.

Further details regarding Messrs. Coneway and Pontarelli resignations are contained in a press release issued by the Company on January 28, 2014, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements And Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 28, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2014

Cobalt International Energy, Inc.

By:	/s/ Jeffrey A. Starzec
Name:	Jeffrey A. Starzec
Title:	Senior Vice President and General Counsel

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated January 28, 2014